April 23, 2009

U.S. Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, NE
Washington, DC 20549

Re: Global West Resources, Inc.
File No. 000-52996

Dear Sir or Madam:
We have read Item 4.01 of Form 8-K/A of Global West Resources, Inc. dated April 23, 2009, and agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ Jewett, Schwartz, Wolfe & Associates
Hollywood, Florida
April 23, 2009

200 South Park Road, Suite 150  •  Hollywood, Florida 33021 •  Main 954.922.5885  •  Fax 954.922.5957  •  www.jsw-cpa.com
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